ALEXANDRE VAMVAKIDES
GREEK PATENT No: 1004208, APRIL 4, 2003
APPLICATION No: 20010100476 OCTOBER 15, 2001

Aminotetrahydrofuran derivatives, muscarinic/sigma/sodium channel ligands, with synergic sigma/muscarinic (neuroactivating) and sigma/sodium channel (neuroprotective) components, as prototypical activating - neuroprotectors and neuroregenerative drugs.

Aminotetrahydrofuran derivatives (AE) analogues of α or β (Mono-or-Di-alkylaminomethyl)-γ-butyrolactones with various substituents: phenoxymethyl, phenyl, diphenyl, fluorenyl, adamantyl, cyclo-pentyl..etc, halogenated or not as well as their N-monoalkyl derivatives, which constitute the principal metabolites of (AE), as addition salts of racemics, enantiomers or diastereoïsomers, synthesized according to the general methodology described in the patent 960100061/21-2-1996 (GR), PCT Int Appl WO 9730983 (i.e., conversion of the oxofuran carboxylic acids to the corresponding acid chlorides and N-mono-or, N, N-di-alkyl amides reduced to aminodiols which give the final molecules after cyclization under appropriate conditions) are proposed as prototypical neuroregenerative and activating/neuroprotective drugs, with an, actually, unique pharmacological profile. These drugs exhibited also a control of the paroxystic spreading of seizures in the brainstem, by their inhibiting action on the sodium ionic channels and/or by a local serotoninergic activation, combined with a facilitating effect on memory and cognition, by a muscarinic action, in contrast to the existing or actually developed antiepileptics, which, usually, disturbed memory and cognition.

Of special interest are the molecules, of the aforementioned chemical categories, which exhibited selective M1 muscarinic agonistic activity and/or M2 muscarinic autoreceptor antagonism of the brain cholinergic neurons, as this action coexisted with a control of the paroxystic glutamatergic neurotransmission in the brain, via an inhibitory control of

the sodium ionic channels and, for some of these drugs, with an anti-NMDA activity (NMDA: N-methyl-D-aspartergic receptors). For these molecules, the putative antagonism of the neurodegenerative phenomena exerted by their M1 selective anti-β-amyloid action and glutamatergic control, (induced by sodium channel modulation) in synergy with their sigma neuroprotective action (induced by inhibiting control on the chlore ionic channels), is associated, according to experimental data obtained with these drugs on mice and rats, with an amelioration of memory and cognition, exerted by their sigma activity in synergy with M1 agonism and/or M2 autoreceptor antagonism, and with an elevating effect on the psychic tonus (antidepressant action), exerted by their sodium ionic channels controlling action, in contrast to the existing or actually developed neuroprotective drugs which act negatively on memory, cognition and psychic tonus. Finally the prototypical association, actually unique, of neuroactivating (muscarinic / sigma) and neuroprotective (sigma / sodium channel), homologously potentiated components, constitute the molecular basis of the putative neuroregenerative action of the AE derivatives.

Some of the AE molecules which in addition to the control of the glutamatergic hyperactivity, via inhibition of the sodium ionic channel and anti-NMDA action, exhibited a weak muscarinic agonism (partial M1/M2 agonism with low intrinseque activity) are proposed as antistroke neuroprotective drugs and antiepileptics.

Derivatives AE are also proposed as neuronal and psychic tonus modulators.

EXAMPLES

– AE37F (3', 4'-Dihydro-N, N-dimethylspiro [9H-fluorene-9, 2' (5'H)

furane]-3'-methanamine)

AE37F is highly active against pentetrazole (PTZ) induced tonic convulsions (Median efficace dose: ED50=12 mg/Kg, po) whereas it is pratically inactive against electrogenic (Maximal Electroshoc: MES) convulsions. The neurochemical exploration of the action mechanism of this drug in the rat brain indicated that it strongly increased (100-300% at 1-10 mg/Kg, ip) the serotonine turnover and release specifically in the Nucleus Reticularis Pontis Oralis (NRPO) a brainstem area implicated in the spreading of seizures. Morever, it has been demonstrated that the brainstem serotoninergic stimulation is induced by N-methyl-D-aspartate (NMDA) receptors assuring, by a very specific serotoninergic action in the NRPO, the inhibitory control against the spreading of the seizures. By this special action mechanism AE37F is a putative prototypic anticonvulsant drug, actually unique, controlling, by a specific serotoninergic action in the NRPO, the seizures spreading, also activating the NMDA receptors and preserving, or even ameliorating, their triggering role in the memory and cognition processes in the telencephalon.

According to this original pharmacological profile, actually unique, AE37F is proposed as a putative antiepileptic against the seizures which are not controlled by the clinically used antiepileptics (25-30% of the epileptical pathology) as well as adjunct of these drugs.

- AE14 (Tetrahydro-N, N-dimethyl-5, 5-diphenyl-3-furane-methanamine)

AE14 exhibited a high affinity (IC50=0,1 µM in the displacing of [^{3}H]N-methylscopolamine [^{3}H]NMS) for the muscarinic receptors M1, M2, M3 and M4 (human recombinant) whereas it is a functionally M1 selective full agonist (100% agonism on the M1 vas deferens (rabbit) receptors:

IC50=1μM) and M2 (atrium)/M3 (ileum) guinea pig muscarinic receptors antagonist (IC50=1μM).

AE14 exhibited also significant affinity for the site 2 of sodium ionic channels (displacement of [^{3}H] Batrachotoxine), for the σ receptors (displacement of [^{3}H]-Pentazocine and 1,3-Di (5-^{3}H] tolyl) guanidine) and for 5-HT2 serotoninergic receptors (displacement of [^{3}H] Ketanserine). For all these receptors, the median displacing concentration was: 1 μM < IC50 < 10 μM. Binding data also showed that AE14 is a mixed σ1 /σ2 agonist with an IC50 = 1μM. In good agreement with its molecular profile, AE14 exhibited an original pharmacological profile, actually unique. Its selective muscarinic M1 agonism originate the strong promnesient activity observed in the passive avoidance «step-down» test in mice: full action from 0,3-10 mg/Kg (po) declining at 30 mg/Kg (po).

On the other hand, AE14, by its M2 autoreceptor antagonism, reinforces the acetylcholine release in the brain and by its M2/M3 antagonism in the periphery, exerted its promnesient effect without any unwanted cholinergic effect, which appeared at doses more than 50 fold the ED100=3 mg/Kg (po).

In relation with its sodium ionic channels inhibitory control AE14 is a very efficient anticonvulsant (ED50=19 mg/Kg (po) against the PTZ induced tonic convulsions and ED50=45 mg/Kg (po) against the MES induced tonic crises), moderately active against brain ischaemias and, in association with its very selective M1 agonism, a putative high efficiency neuroprotective drug against the neurodegenerative evolution of Alzheimer's disease, demences, tardive Parkinson's disease and other neurodegenerative diseases. Its 5-HT2 effects (antiagregant on platelets and antivasoconstrictive) are an important component against the chronic evolution of the aforementioned

diseases.

Finally, AE14 induced a selective serotoninergic stimulation in the NRPO, however weaker than those of AE37F, significant at lower doses (1-3 mg/Kg, po) and attenuated at higher doses, in good agreement with its inhibiting control on the sodium ionic channels.

– **AE37 (Tetrahydro-N, N-dimethyl-2, 2-diphenyl-3-furanemethanamine**

AE37 exhibited a similar affinity (1µM < IC50 < 10 µM: displacement of [^{3}H]NMS) for the M1, M2, M3 and M4 muscarinic receptors (human recombinant). Its [^{3}H] cis-methyl dioloxane displacing median concentration (IC50) is 0,282 µM and its IC50 for the [^{3}H]-quinuclidinyl benzylate is 0,482 µM. In good agreement with these data, AE37 exhibited a profile of partial agonist of low intrinseque activity, acting as functional antagonist in the vas deferens (M1) and atrium (M2) test up to 50 µM and as net antagonist on the ileum (M3) test.

AE37 inhibited the sodium ionic currents (IC50=17,7 µM) and exhibited an anti-NMDA activity (non competitive antagonism: displacement of [3H]1-[1-(2-thienyl) cyclohexyl] piperidine), an important affinity for the site 2 of sodium channels and of the non opioid σ receptors (1 µM < IC50 < 10µM). AE37 is also a selective σ1 agonist dispacing [^{3}H] Pentazocine with an IC50 = 0,8µM. As a concequence of this molecular profile, AE37 exhibited a high anticonvulsant activity (ED50=18 mg/Kg (po) against the PTZ induced tonic convulsions and ED50=12 mg/Kg (po) against the MES induced tonic crises) combined with a promnesient effect (M2 autoreceptor antagonism inducing release of acetylcholine in the brain) at the same doses. AE37, in relation with its anti-NMDA effect, is also proposed as a neuroprotective drug against neurodegenerative diseases and stroke.

Finally, AE37 exhibited, like AE37, a selective serotoninergic activity, however weaker than those of AE37F, significant only at low dose (1 mg/Kg, ip) in the rat NRPO. This serotoninergic stimulation in the NRPO is attenuated at 3 or 10 mg/Kg (ip) and disapeared at higher doses, in good agreement with the aforementioned action mechanism (see AE37F) of this stimulation and the antiglutamatergic action of AE37

developed at these doses.

- **<u>AdAE20 (Dihydro-4-(dimethylaminomethyl) spiro[furane-2(3H), 2'-tricyclo [3.3.1.$1^{3,7}$] decane])</u>**

Similar to the AE37 pharmacological profile.

- **<u>AE5B (Tetrahydro-N, N-dimethyl-5-chlorophenoxymethyl-3-furanemethanamine)</u>**

AE5B exhibited high anticonvulsant action: ED50=12 mg/Kg (po) against MES or PTZ tonic convulsions associated with (muscarinic) nootropic effect, according to the prototypic activity of AE14.

CLAIMS

1. Pharmacotherapeutical use of the aminotetrahydrofuran derivatives analogues of α or β-(Mono-or-di-alkyl-aminomethyl)-γ-butyrolactones resulting from the methodology described in the Patent: 960100061/21-2-1996 (GR), PCT Int Appl WO97 30983 (i.e., conversion of the oxofuran carboxylic acids to the corresponding acid chlorides and N-mono or N, N-di-alkyl-amides reduced to aminodiols which give the final molecules after cyclization under appropriate conditions) and production of galenic forms of the pharmaceutically acceptable addition salts of the racemics, enantiomers or diastereoisomers of the aforementioned chemical entities as prototypical neuroregenerative drugs (activating/neuroprotectors) against Multiple sclerosis and the neuro-degenerative diseases, related or not to brain ischemia, at 50-250 mgs daily (per os). At these doses the above drugs have not any unwanted effect, whereas they ameliorate memory, cognition and psychic tonus

2. Pharmacotherapeutical use of the aminotetrahydrofuran derivatives analogues of α or β- (Mono-or di-alkylaminomethyl)-γ-butyrolactones of the claim 1 as modulators of the psychic tonus in the stress control and in the treatment of psychic or affective disorders. Examples: against psychotic states (up to 10mg daily, per os), in the stress control and depression at higher dose (50-250 mg daily, per os).

3. Pharmaceutical use of the aminotetrahydrofuran derivatives analogues of α or β-(Mono-or-Di-alkylaminomethy)-γ-butyrolactones of the claim 1, as modulators of the neuronal activity in the treatment

of neuropathic pain in the regulation of cough reflex and related pathological states, (core temperature or apetite disorders, etc.), against diabetic or ischemic retinopathy and as prototypical -cognition, memory and psychic tonus enhancing- antiepileptics (50-250 mg daily, per os).

ABSTRACT OF THE DISCLOSURE

The invention relates to the amonitetrahydrofuran derivatives analogues of α or β-(Mono-or-di-alkylaminomethyl)-γ-butyrolactones and their pharmaceutically acceptable acid addition salts obtained by the methodology described in the Patent: 960100061/21-2-1996 (GR), PCT Int Appl WO 97 30983, i.e., conversion of the oxofuran carboxylic acids to the corresponding acid chlorides and N-mono-or N-di-alkyl-amides reduced to aminodiols which give the final molecules after cyclization under appropriate conditions.

These compounds, specially the M1 selective muscarinic agonists and /or M2 autoreceptor antagonists exhibiting also sodium ionic channels inhibitory control, and sigma affinity may be used as prototypical neuroregenerative drugs against the neurodegenerative diseases related or not to brain ischaemia, including multiple sclerosis diseases, as modulators of the psychic tonus in the treatment of depression, of psychotic disorders or in the stress control and as modulators of the neuronal activity in the treatment of neuropathic pain, or as prototypical - cognition and psychic tonus enhancing - antiepileptics.